Exhibit 99.1

For information contact:

EFJ,	Inc.

Jim Stark, 972-819-0900

E-mail: jstark@efji.com

EFJ, Inc. Updates Guidance for Fiscal 2006

Irving, TX – July 6, 2006 – EFJ, Inc. (NASDAQ: EFJI) announced today an update to its guidance for fiscal year 2006. According to Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer, the Company reaffirms its revenue guidance for the year ended December 31, 2006; revenue is anticipated to be between $105.0 million and $115.0 million. Additionally, the Company’s guidance for net income before income taxes is anticipated to be between $7.0 million and $9.0 million, which includes approximately $2.0 million of non-cash stock compensation expense.

About EFJ, Inc

EFJ, Inc. is the Irving, Texas based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release, including information relating to revenue guidance and its guidance for net income before income taxes, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for EFJ’s products and services, the timely procurement of necessary manufacturing components, dependence on continued funding of governmental agency programs, and other risks detailed in EFJ’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005. EFJ undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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